Exhibit 10.1
STOCK PURCHASE AGREEMENT

by and among:

Concierge Technologies, Inc.

brigadier security systems (2000) ltd.

and

Each of the Shareholders
of
Preferred and common Stock
of
Brigadier Security Systems (2000) Ltd.

__________________________________

Dated as of May 27, 2016
__________________________________

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A    Certain Definitions

Exhibit B    Non-Compete & Non-Interference Agreement

SCHEDULES

Schedule A    Sellers Information

Schedule B    Buyer Share Allocation

Disclosure Schedules

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of May 27, 2016 (the “Effective Date”), by and among Concierge Technologies, Inc., a Nevada corporation (the “Buyer”), Brigadier Security Systems (2000) Ltd., a Saskatchewan registered corporation (the “Company”), and each of the Persons set forth on Schedule A attached hereto (each, a “Seller” and collectively, the “Sellers”). The Buyer and Sellers may hereinafter be referred independently as “Party” or collectively as the “Parties”.

WHEREAS, the Sellers collectively own one hundred percent (100%) of the issued and outstanding shares of the Company (collectively the “Shares”);

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, 100% of the Shares owned by the Sellers on the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, Buyer will purchase the Shares  free and clear of all liens, encumbrances, and claims, in return for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Sale and Purchase of shares; Closing

1.1.           Sale and Purchase of Shares.

 Upon the terms, and subject to the conditions, set forth in this Agreement, at the Closing (as defined in Section 1.2), each Seller shall sell, assign, and transfer all of his/its rights, title and interests in and to the Shares held by such Seller to the Buyer, and the Buyer shall thereafter allocate such shares among the Buyer pursuant to the schedule set forth in Schedule B, and the Buyer shall purchase all of such Seller’s rights, title and interests in and to the Shares, free and clear of all Encumbrances.

1.2.           Closing.  The consummation of the purchase and sale of the Shares held by the Sellers and the Purchased Assets to the Buyer under this Agreement (the “Closing”) shall take place on a date and time within 7 days from the date of execution of this Agreement at 07:00 hours Saskatchewan time (the “Closing Date”).  The Closing will take place via an electronic medium in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow by reputable overnight courier addressed to each Party’s counsel.

a)           At Closing, Sellers shall deliver the estimates of the total current assets and the total current liabilities required by 1.3 (d), and, subject to the adjustments for the actual TNWC contemplated by 1.3 (d), such amounts shall constitute the only liabilities for which the Company shall continue to be obligated after the Closing (the "Assumed Liabilities"). Any liabilities to be paid by the Company after the Closing associated with Company activities prior to Closing which are not taken into account in the calculation of the TNWC shall not constitute an obligation of the Company, but shall constitute an obligation of the Sellers, subject to the indemnity obligations set forth herein.

b)           Closing Deliverables to Buyer. At the Closing, Seller shall deliver to Buyer the following:

(i)           Each Seller shall surrender to the Buyer, all right, title, and interest in and to the Shares held by such Seller to be allocated to the Buyer pursuant to Schedule B. The Buyer shall have possession of the Company as of the close of business on the Closing Date. All Adjustments (defined in Section 1.3 (d) below) to the Purchase Price (defined in Section 1.3) and closing obligations and conditions shall be completed as of the Closing Date other than such adjustments contemplated to occur after the Closing Date;

(ii)           A non-competition and non-interference agreement duly executed by Buyer and Seller with respect to the Company and its business and operations for a period of 5 years from the Closing Date, a form of such agreement in substantial similar form is attached hereto as Exhibit B and incorporated by reference herein;

(iii)           Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that the representations and warranties of Seller contained in Section 2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(iv)           Buyer shall have received a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

(v)           All consents, authorizations, orders, and approvals listed on Section 2.2 of the Disclosure Schedules, if any, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(vi)           the resignations by Robert Freberg and Patrick Thompson as officers and directors of the Company;

(vii)           Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

c)           Closing Deliverables to Seller. At the Closing, Buyer shall deliver to Seller the following:

(i)           The Purchase Price, pursuant to the payment schedule as described in Section 1.3.

(ii)           Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that the representations and warranties of Buyer contained in Section 3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(iii)           Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

1.3.           Purchase Price. The purchase price (the “Purchase Price”) for the Shares and Purchased Assets to be acquired by the Buyer pursuant to the terms of this Agreement shall be One Million Seven Hundred and Thirty Three Thousand Canadian Dollars ($1,733,000 CDN), subject to certain adjustments set forth herein, payable to the Sellers as follows:

a)            Two Hundred Ten Thousand Dollars ($210,000 CDN) as a deposit within 48 hours of execution of the Letter of Intent between the Parties, dated as of January 26, 2016 (the “Letter of Intent”), payable to Pacific Business Brokers Inc. in trust via bank draft or electronic funds, and to be applied to the Purchase Price. This amount is to be fully refunded to the Buyer in the event of termination of the Letter of Intent or this Agreement less costs of audit and financial review performed by MNP in connection with the due diligence conducted by Buyer;

b)           Seven Hundred Ninety Thousand Dollars ($790,000 CDN) , paid on the Closing as an additional deposit to be paid by way of a bank draft or other certified funds payable to the Seller's lawyers, Scott Phelps & Mason, 306 Ontario Avenue, Main Floor, Saskatoon, Saskatchewan S7K 2H5  (“Seller’s Counsel”); and

c)            Seven Hundred Thirty Three Thousand ($733,000 CDN) paid at the Closing Date as the balance of the Purchase Price to be deposited into an interest bearing account administered by Horwitz + Armstrong, PLC (in Canadian currency), and to be paid to the Seller, on the 183rd day following the Closing Date if net sales (gross revenues of the Company after deduction of returns, allowances for damages, missing good and discounts) meeting the minimum threshold of $1,500,000 CDN (the “Sales Goal”) is achieved. If the Sales Goal is not reached by the 183rd day following the Closing Date, then the payment is to be remitted on the 365th day following the Closing Date. The Buyer shall retain all accrued interest, which shall be paid to Buyer at the time of the release of the amount due to Seller under this Section 1.3 (c).

d)           Adjustments to the Purchase Price.                                                                The Purchase Price shall be fixed in the amounts of Canadian dollars (CDN)  set forth above at the CDN:USD currency exchange rate as of the date and time of the deposit of the Purchase Price by Buyer irrespective of subsequent fluctuations of the exchange rate on the foreign exchange market, subject to the following adjustments:

(i)           Working Capital Adjustment. The Purchase Price includes $418,000 CDN in normal Transferred Net Working Capital (“TNWC”), free and clear of all Encumbrances, defined herein as the total current assets including accounts receivables, prepaid expenses, and inventory, minus total current liabilities, including accounts payable and accrued liabilities but excluding from the total current liabilities any deferred income taxes and for greater certainty excluding therefrom the obligations of the Company related to the Class F and Class H shares being purchased hereunder and excluding therefrom any shareholder loan that is being purchased hereunder, and at the Closing the Purchase Price payment shall be adjusted upward or downward on a dollar-for-dollar basis to reflect the actual TNWC to be calculated consistent with the working capital calculation defined herein. Sellers shall disclose to Buyer:

(1)
an estimate of the total current assets, including accounts receivables , prepaid expenses, and inventory of the Company as set forth in Section 1.3(d)(i) of the Disclosure Schedules, provided that Section 1.3(d)(i) of the Disclosure Schedules shall be updated immediately prior to the Closing if requested by the Buyer

(2)
an estimate of the total current liabilities, including accounts payable and accrued liabilities of the Company as set forth in Section 1.3(d)(ii) of the Disclosure Schedules, provided that Section 1.3(d)(ii) of the Disclosure Schedules shall be updated immediately prior to the Closing if requested by the Buyer

At least 5 Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a good faith written estimate (proforma) of the TNWC of the Company as at the Closing Date based on the financial information then available to the Sellers. The portion of the Purchase Price payable on the Closing Date shall be adjusted upward or downward based on the estimated TNWC as at the Closing Date. The actual TNWC shall then be determined within 90 days from the Closing Date and any further adjustments required to be made shall be paid to the Seller’s in the event of a surplus (directly from the Buyer), or refunded to the Buyer in the event of a deficit (from the monies held in trust), within 30 days of the determination of the actual TNWC.

(ii)           Inventory Adjustment.  The Inventory used in the TNWC calculation shall only include inventory acquired within one year of the Closing Date, unless accepted by the Company as an appropriate inclusion in inventory (the “Current Inventory”).  All inventory not included in the TNWC calculation shall be conveyed to Seller at a price of $1 for all such inventory.

e)           Allocation of the Purchase Price.  The Purchase Price shall first be allocated to any shareholder loans, and the balance to the Sellers.

f)           Closing Expenses. The Parties will each pay their own respective expenses (including fees and expenses of legal counsel, brokers, or other representatives or consultants) in connection with the transaction contemplated hereby (whether consummated or not). Buyer shall bear the cost for the audit of the Company’s financials and or any associated due diligence of the Company, whether or not the within sale is completed

2.	Representations and Warranties of the Sellers

Except as set forth in the Disclosure Schedules delivered to the Buyer prior to the execution of this Agreement setting forth exceptions to the Sellers’ representations and warranties set forth in this Section 2, each Seller jointly and severally represents and warrants to the Buyer as of the Closing as follows:

2.1.           Organization, Good Standing and Qualification.

  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Canadian Province of Saskatchewan and has all requisite corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it, and to carry on the Company as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction the Company operates in.

2.2.           Non-Contravention; Consents.

  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement, do not and will not:  (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Company, or the Shares; or (c) except as set forth in Section 2.2 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. Except as set forth in Section 2.2 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement.

2.3.           Authority; Binding Nature of Agreement.

  Each Seller has the full power, authority, and legal capacity to enter into and perform its obligations under this Agreement; and the execution, delivery, and performance by each Seller of this Agreement have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.4.           Capitalization and Voting Rights.

(a)           Each Seller is the record and beneficial owner of such number of shares as set forth opposite such Seller’s name on Schedule A attached hereto, and such Seller has the sole right to vote such shares where a right to vote is attached to such Class of shares.

(b)           The outstanding Shares were duly authorized and issued, have been fully paid for, are non-assessable and were issued in accordance with  all applicable  securities laws or pursuant to valid exemptions or qualifications therefrom. As of the Closing, the Company is authorized to issue an unlimited number of Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class H shares, of which 10,000 Class B shares, 597,218 Class F shares, and 269,999 Class H shares are issued and outstanding.

(c)           There are no outstanding options, warrants, rights, convertible notes, or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any options, warrants, convertible notes, or other equity securities. The Company is not a party or subject to any Contract, and there is no Contract between any Persons which affects or relates to the voting or giving of written consents with respect to any outstanding shares of Common Stock or Preferred Stock. The Company and each Seller represents and warrants that he/she/it has the full power and authority to enter into and perform its obligations under this Agreement. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares of capital stock or to pay any dividend or make any other distribution in respect thereof.

2.5.           Subsidiaries and Affiliated Entities.

  Except as set forth in Section 2.5 of the Disclosure Schedule, there are no subsidiaries or Affiliated Entities of the Company.

2.6.           Litigation.

  Except as set forth in Section 2.6 of the Disclosure Schedule, there have not been within the last three (3) calendar years and there are currently no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Sellers relating to or affecting the Company, the Shares, or the Assumed Liabilities. There are also no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or the Shares which would have a Material Adverse Effect.

2.7.           Intellectual Property.

(a)           Section 2.7(a) of the Disclosure Schedules lists all Company IP, including a summary of all software and any other intellectual property necessary and fundamental in the operation of the Company’s business. Seller owns or has the right to use all Company IP and the Intellectual Property licensed to Seller under the Intellectual Property Agreements, except where such right is qualified in section 2.7(a) of the Disclosure Schedules

(b)           Except as set forth in Section 2.7(b) of the Disclosure Schedules, (i) the conduct of the Sellers, its employees, or the Company, as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company IP.

2.8.           Compliance with Laws. Except as set forth in Section 2.8 of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Company as currently conducted or the ownership and use of the Shares.

2.9.           Real Property.

(a)           Section 2.9(a) of the Disclosure Schedules sets forth all material real property leased by the Company used in connection with its business (collectively, the "Leased Real Property"), and a list, as of the date of this Agreement, of all leases for each Leased Real Property involving annual payments of at least $10,000 (collectively, the "Leases").

(b)           Except as set forth in Section 2.9(b) of the Disclosure Schedules, the Company has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, fire or building code violations or other proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to utilize the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

2.10.           Insurance. Each of the Company’s insurance policies is in full force and effect.  Since January 1, 2014, and up through the Closing, the Company has not received any written notice regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.11.           Employment Matters.

(a)           Except as set forth in Section 2.11(a) of the Disclosure Schedules, Seller is not a party to or bound by any collective bargaining or other agreement with a union or labor organization representing any of the Employees. Except as set forth in Section 2.11(a) of the Disclosure Schedules, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(b)           Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c)           All employees have been properly classified.

2.12.           Employee Benefit Matters.

(a)           Section 2.12(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 2.12(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)           Except as set forth in Section 2.12(b) of the Disclosure Schedules, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

2.13.           Material Contracts.

(a)           Section 2.13(a) of the Disclosure Schedule lists each of the following Contracts (x) by which any of the Shares are bound or affected, or (y) to which Seller or the Company are bound in connection with the business of the Company (collectively the “Material Contracts”):

(i)           All Contracts involving aggregate consideration in excess of $10,000;

(ii)           All Contracts where such provisions restrict the development, manufacture, marketing or distribution of the Company’s products or services;

(iii)           All Contracts where such provisions restrict the Company from carrying on any line of business or carrying on any business in any geographic location;

(iv)           All Contracts where such provisions contain any fees or payments to any Person (including any broker, investment bank or other finder) relating to any financing (public or private) or the sale of the enterprise value of the Company (through merger, consolidation, asset transfer, equity transfer, license or otherwise);

(v)           All Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)           All Contracts relating to indebtedness (including, without limitation, guarantees);

(vii)           All Contracts between or among the Seller on the one hand, and any Affiliate of Seller on the other hand;

(viii)           All collective bargaining agreements or Contracts with any labor organization, union or association;

(b)           With respect to each Material Contract, (i) such Material Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by the Company and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) the Company and the other parties to such Material Contract are not in material breach of such Material Contract; and (iii) no party has actually repudiated or has provided notice or received any notice of any intention to terminate such Material Contract. Except as set forth on Section 2.13(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any Material Contract.

2.14.           Permits.

  The Company has all Governmental Authorizations necessary for the conduct of its business as now being conducted, the lack of which would have a Material Adverse Effect.

2.15.           Title to Property and Assets.

  Except as set forth in Section 2.15 of the Disclosure Schedule, Sellers have good and valid title to all the Shares and assets of the Company, free and clear of all Encumbrances.

(a)           Sufficiency of Assets.  The property, assets, and Shares of the Company are sufficient for the continued conduct of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted. All assets held by the Company have been adequately maintained and is in good operating condition.

2.16.           Absence of Certain Changes, Events, and Conditions.
  Except as expressly contemplated by this Agreement, or as set forth in Section 2.16 of the Disclosure Schedules, since January 1, 2016, through the Closing Date, Seller has operated the Company in the ordinary course of business in all material respects, and there has not been, with respect to the Company, any:

(a)           Event, occurrence or development that has had a Material Adverse Effect;

(b)           Incurrence of any indebtedness for borrowed money in connection with the Company, except customary trade payables and obligations incurred in the ordinary course of business;

(c)           Sale or other disposition of the Shares;

(d)           Capital expenditures which would constitute an Assumed Liability;

(e)           Material change in any method of accounting or accounting practice for the Company;

(f)           Imposition of any Encumbrance upon any of the Shares;

(g)           Increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(h)           Any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, managers, officers or employees of the Company;

(i)           Adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state, or provincial bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j)           Any damage, destruction or loss not covered by insurance materially and adversely affecting the assets, properties, financial condition or business of the Company;

(k)           Any waiver by the Company of a valuable right or of a material debt owed to it;

(l)           Any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by the Company other than in the ordinary course of business; or any agreement or commitment by the Company to do any of the things set forth above in this Section 2.16.

2.17.           Tax Returns and Payments.  Except as set forth in Section 2.17 of the Disclosure Schedules, he Company has filed (taking into account any valid extensions) all Tax Returns with respect to the Company required to be filed and has paid all Taxes shown thereon as owing.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. No issue relating to Taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.  All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement for which the Company will be responsible; it being understood that Sellers have retained a broker and that Sellers shall be responsible for all brokerage fees payable to that broker.

2.18.           Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  Without limiting the generality of the foregoing, the Sellers acknowledge and agree that any liability of the Company prior to the Closing Date that has not been disclosed to the Buyer or reflected in the TNWC shall be the responsibility of the Sellers.

2.19.           No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the related portions of the Disclosure Schedules), neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Company, its assets, and the Shares furnished or made available to Buyer, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise under applicable Laws.

3.           Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to each Seller as of the Closing as follows:

3.1.           Organization, Good Standing, and Qualification.

  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all requisite company power and authority to carry on its business as now conducted and as proposed to be conducted.

3.2.           Non-Contravention; Consents.

  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement, do not and will not:  (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; or (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer.

3.3.           Authority; Binding Nature of Agreement.

  Each Buyer has the full power, authority, and legal capacity to enter into and perform its obligations under this Agreement; and the execution, delivery, and performance by Buyer of this Agreement have been duly authorized by all necessary action on the part of Buyer.  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4.           Litigation.

  There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.5.           Due Diligence Investigation.

 Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates and have had an opportunity to inspect the facilities of the Company. Buyer has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of the Sellers set forth in Section 2 and have not relied upon any other information provided by, for or on behalf of the Company or its Affiliates, officers, directors, employees, agents or representatives to Buyer or its advisors in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

3.6.           Sufficient Funds.

  Buyer has sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third party, to make the payments required under this Agreement, to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.

3.7.           Brokers or Finders.

  Except as set forth in Section 3.7 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

4.           Covenants

4.1.           Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Company organization, operations, and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 2.16 to occur.

4.2.           Access to Information.  From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the Company or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 4.2 shall be submitted or directed exclusively to Robert Freberg or Pat Thompson, or such other individuals as Seller may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller and its businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Any and all information about the Company or its business which the Buyer acquires pursuant hereto shall be maintained as and kept confidential at all times prior to Closing, and if the within sale is not completed for any reason, the Buyer shall continue to maintain and keep such information confidential.

4.3.           Transition Assistance.  The parties hereto have agreed that Robert Freberg and Pat Thompson will, each on an approximate half-time basis, provide training and consultation to the Company and/or Buyer during the period of 3 months following the Closing Date, for which the Company shall pay to each of them the sum of $5,000.00 for each such month.

4.4.           Public Announcements. From and after the date of this Agreement, neither the Sellers nor the Buyer shall, and shall not permit any of their respective representatives to, issue any press release or make any public statement regarding this Agreement or the transactions or documents contemplated by this Agreement, without the prior written consent of the Parties or as may be required by Law.

4.5.           Tax Matters.

(a)           The Sellers shall cause the Company to prepare and file or cause to be filed any Tax Returns of the Company for Tax periods ending on or prior to the Closing Date.  The Buyer shall cause the Company to prepare and file  any Tax Returns of the Company for Tax periods after the Closing Date, provided, however it is understood that Sellers shall be responsible for all Taxes owed not set forth in the schedule of Assumed Liabilities (Section 1.2 of the Disclosure Schedules).

(b)           After the Closing, the Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes subject to Tax Returns including any Tax period up to and including the Closing Date. In that regard, the Buyer and the Sellers shall maintain such Tax information or Tax records relating to the Company for a period of five (5) years from the Closing Date and, upon the Buyer’s or Sellers’ request, provide to the other party such Tax information or Tax records which are reasonably relevant to any such audit, litigation or other proceeding, provided that if any action is taken by Canada Revenue Agency to re-assess any of the Company's taxes during such period, such period shall be extended, to the extent permitted under applicable law and such records shall be maintained until any issues related to such re-assessment are resolved.

4.6.           Books and Records. Seller shall transfer and deliver all of the Company’s books and records to Buyer on the Closing Date. For a period of five (5) years after the Closing Date, or for such extended time thereof that may arise pursuant to paragraph 4.5 (b), the Buyer shall make available to the Sellers, from time to time as the Sellers may reasonably request, and at Sellers’ sole cost and expense, during normal business hours and in a manner that would not materially interfere with the operations of the Company, copies of such of the records of the Company and its Affiliates that exist as of the Closing Date.

4.7.           Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.           Indemnification

5.1.           Survival of Representations.

(a)           General Survival. The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnified Party delivers to an Indemnifying Party a written notice alleging an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 5.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is resolved.

5.2.           Indemnification.

(a)           Seller Indemnification. From and after the Closing (but subject to Section 5.1),

(i)           each Seller, severally and jointly, shall indemnify the Buyer from and against any Damages which are incurred by the Buyer as a result of any inaccuracy in or breach of any representation or warranty made by the Sellers in this Agreement as of the Closing Date; and

(ii)           each Seller, severally and jointly, shall indemnify the Buyer from and against any Damages which are incurred by the Buyer as a result of any breach of any covenant or obligation by such Seller in this Agreement.

(iii)           Among the Sellers (without any limitation of Sections 5.2(a) (i) and (ii)), they agree that each of them shall share in any such indemnification of the Buyer in proportion to the value of their respective shares being sold hereunder, and among them, each of them agrees to indemnify each of the others to the extent necessary to achieve such proportionate sharing.

(b)           Buyer Indemnification. From and after the Closing (but subject to Section 5.1), the Buyer shall indemnify each Seller from and against any Damages which are incurred by such Seller as a result of:

(i)           any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement as of the Closing Date; or

(ii)           any breach of any covenant or obligation of the Buyer or the Company in this Agreement; or

(iii)           any claim, loss, costs, or expenses sustained or incurred by such Seller as a result of being, as the case may be, a shareholder, director, officer or guarantor of the obligations of the Company, provided that the same is for or relates to exclusively to the business or actions of the Company after the Closing Date

5.3.           Limitations.

(a)           Indemnification Threshold.  The Buyer shall not have any rights under Section 5.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement except to the extent that the total amount of all recoverable Damages that have been incurred by the Buyer for inaccuracies in, or breach of representations or warranties of, the Sellers in this Agreement exceeds $10,000 in the aggregate (the “Threshold”); provided, that, if the total amount of such Damages exceeds the Threshold, then the Buyer shall be entitled to be indemnified for all of such Damages without any reduction for the Threshold.

(b)           Calculation of Damages.  The Damages suffered by any Indemnified Party shall be calculated after giving effect to any amounts recoverable from third parties, including insurance proceeds recovered in respect of such Damages (and Buyer shall, and shall cause the Company to, use commercially reasonable efforts to effect any such recovery) and taking into account any tax benefit actually realized by, or any tax liability actually imposed on, the Indemnified Party and its Affiliates that is associated with such Damages or the receipt of an indemnification payment in respect thereof.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  There shall be no obligation to indemnify for any Damages which would not have arisen but for any alteration or repeal or enactment of any Legal Requirement after the Closing Date.  The Indemnified Parties and the Indemnifying Parties shall use their respective commercially reasonable efforts to mitigate any Damages.

5.4.           Procedures for Indemnified Claims.

(a)           The party seeking indemnification under Section 5.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Legal Proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel for such defense. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of a Third Party Claim.

(c)           If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 5.4, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

(d)           If the Indemnifying Party has elected to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(e)           Each Party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f)           In the event an Indemnified Party has a claim for indemnity under Section 5.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 6.7.

5.5.           Treatment of Indemnification Payments.

  The Parties agree that any indemnity payments made pursuant to this Section 5 shall be deemed to be an adjustment to the Purchase Price paid for the Shares for Tax purposes to the extent permitted by applicable Legal Requirements. In addition, the Parties agree that if any indemnity payments are owed to Buyer pursuant to this Section 5, then Buyer shall have the right to offset the payment amounts described in Section 1.3 of this Agreement.

5.6.           Exclusive Remedy.

  The Parties acknowledge and agree that their sole and exclusive remedy with respect to claims for money damages, other than claims arising from intentional misrepresentation or fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement, for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 5.  Nothing in this Section 5.6 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any intentional misrepresentation or fraud by any Party hereto.

6.           Miscellaneous Provisions

6.1           Termination.  This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Seller and Buyer; (ii) by Buyer, upon written notice to Seller if: (a) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy, or failure cannot be cured by Seller within thirty (30) days, (b) any closing condition by Seller has not been fulfilled by June 30, 2016, or (c) a Material Adverse Effect occurs prior to the Closing; or (iii) by Seller, upon written notice to Buyer if: there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such breach, inaccuracy, or failure cannot be cured by Buyer within thirty (30) days, or (b) any closing condition by Buyer has not been fulfilled by June 30, 2016.

In the event of the termination of this Agreement in accordance with this Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

6.2.           Dividends and Capital Increase of Participating Shares:  The Buyer acknowledges and agrees that prior to the Closing, unless adversely affecting the finances or other obligations of the Company, the Company may declare and pay dividends on the Class B shares and may take steps to increase the paid up capital of the said Class B shares, none of which steps or actions shall materially affect the TNWC.

6.3.           Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, each Party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.

6.4.           Attorneys’ Fees.

  If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.5.           Notices.

  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by registered, certified or first class mail, the third Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto in accordance with this Section):

If to Buyer:	Concierge Technologies, Inc. Attn: Nicholas Gerber 29115 Valley Center Rd. #K-206 Valley Center, CA 92082 Facsimile: 888-312-0124 E-mail: ngerber@conciergetechnology.net

with a copy to:	Horwitz + Armstrong A Professional Law Corporation Attn: Lawrence Horwitz 14 Orchard, Suite 200 Lake Forest, CA 92630 Facsimile: 949-540-6578 E-mail: lhorwitz@horwitzarmstrong.com
If to Seller:	Robert Freberg 116 Avenue H North Saskatoon, SK S7L 2B6 and to: Patrick Thompson 1032 University Drive Saskatoon SK S7N 0K3 and to: Lukbak Technologies Inc. 116 Avenue H North Saskatoon SK S7L 2B6
With a copy to:	Scott Phelps & Mason Attn: Kevin Scott 306 Ontario Ave. Saskatoon, SK S7K 2H5 Facsimile: 306-244-2420 E-mail: k.scott@spmlaw.ca
6.6.           Headings.

  The article and section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.7.           Counterparts and Exchanges by Electronic Transmission.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement

6.8.           Governing Law; Dispute Resolution.

(a)           Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Province of Saskatchewan without giving effect to principles of conflicts of laws.

(b)           Venue.  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in a Court of competent jurisdiction located in the Province of Saskatchewan. Each Party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Courts of the Province of Saskatchewan including the appellate courts in the Province of Saskatchewan (“in connection with any such Legal Proceeding; (ii) agrees that each court located in the Province of Saskatchewan shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any such court , any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Any Party to this Agreement may make service on any another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.4.  Nothing in this Section 6.7, however, shall affect the obligation of any party to this Agreement to serve legal process in the manner required by law.

WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

6.9.           Successors and Assigns.

This Agreement shall be binding upon: (a) each Seller and his/her/its estate, heirs, successors, assigns, legatees, executors, personal representatives, guardians, custodians, administrators and conservators, (b) the Buyer and its successors and assigns, and (c) the Company and its successors and assigns.

6.10.           Remedies Cumulative; Specific Performance.

The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy at law or in equity that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

6.11.           Waiver.

No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.12.           Amendments.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyer and the Sellers.

6.13.           Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.14.           Parties in Interest.

Except for the provisions of Section 5, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns.

6.15.           Entire Agreement.

This Agreement (including the documents referred herein) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

6.16.           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The Parties and their respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the Parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

[Remainder of page intentionally left blank]

The Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

Buyer:

Concierge Technologies, Inc.

By:
Name: Nicholas Gerber
Title:   Chief Executive Officer

company:

Brigadier security systems (2000) ltd.

By:
Name: Robert Freberg
Title:   President

By: _____________________________
Name: Pat Thompson
Title:           Secretary/Treasurer

Sellers:

Robert Freberg

__________________________

Pat Thompson

___________________________

Lukbak Technologies, Inc.

By: ___________________________
Name: Robert Freberg
Title:  President

By: ____________________________
Name: Pat Thompson
Title:  Vice-President, Secretary and Treasurer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Affiliate or Affiliated” shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and shall include family members of such Person.  “Control” (including the terms “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

 “Business Day” shall mean any day which is not a Saturday, Sunday or a day on which banks in Valley Center, CA are authorized by applicable Legal Requirements or executive orders to be closed.

 “Company IP” shall mean all Intellectual Property Rights owned by or exclusively licensed to the Company.

 “Contract” shall mean any written or oral agreement, contract, lease, instrument or legally binding commitment or undertaking of any nature.

“Damages” shall mean all actual losses, damages, settlements, judgments, awards, fines, penalties, fees (including reasonable attorneys’ fees), charges, costs and expenses of any nature; provided, that “Damages” shall not include any: (a) punitive, exemplary, special, incidental, remote or speculative damages, (b) lost profits, (c) consequential or other indirect damages or (d) diminution of value (including damages based on a theory of a valuation multiple, including earnings before interest, taxes, depreciation and amortization; income; revenue; or any derivation thereof), except in each case in clauses (a), (b), (c) and (d) to the extent any such Damages are paid to a third party in respect of a third-party claim.

“Disclosure Schedule” shall mean the disclosure schedules (dated as of the date of this Agreement) delivered to the Buyer on behalf of the Sellers.

“Employees” shall mean those Persons employed by the Company who worked for the Company immediately prior to the Closing.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or other similar encumbrance.

“Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other enterprise, association, organization or entity.

 “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization issued, granted, given or otherwise provided by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province or territory; (b) federal, state or foreign government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission or instrumentality).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, trade names, brands, slogans, logos, Internet domain names, and corporate names, all translations, adaptations, derivations, and combinations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (ii) copyrights and works of authorship (whether or not copyrightable), and moral rights, and all applications, registrations, and renewals, (iii) computer software (including source code and object code, data, databases and documentation thereof), (iv) trade secrets and other confidential or proprietary information, know-how, processes, formulations, methods and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, industrial models, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Body-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (vi) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (vii) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Rights” shall mean all rights in connection with Intellectual Property which may exist or be created under the laws of any jurisdiction in the world.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

 “Legal Proceeding” shall mean any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding), commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state or foreign law, statute, constitution, principle of common law, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Material Adverse Effect” shall mean any change, event or effect that has a materially adverse effect on the (i) business, assets, liabilities, or results of operations of the Company in excess of $10,000, or (ii) the ability of Seller to consummate the transactions contemplated hereby; provided however, that a Material Adverse Effect shall not include: (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Company operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, (e) any other action required by this Agreement or (f) the announcement of any of the transactions contemplated by this Agreement.

“Permit” shall mean all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from a Governmental Body.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, Governmental Body, unincorporated organization, trust, association or other entity.

“Representative” shall mean with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

 “Tax(es)” shall mean all forms of taxation by Governmental Bodies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto.

“Tax Return” shall mean any return, report, statement or declaration, including any  schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

EXHIBIT B

NON-COMPETE & NON-INTERFERENCE AGREEMENT

NON-COMPETITION AGREEMENT

           This NON-COMPETITION AGREEMENT (this “Agreement”), dated as of May 27, 2016 (the “Effective Date”), is entered into by and among (i) Robert Freberg (“Freberg”); (ii) Pat Thompson (“Thompson”); (Thompson and Freberg shall sometimes be collectively referred to herein as the “Non-Competing Parties”) and (iii) Concierge Technology, Inc. and Brigadier Security Systems (2000) Ltd. (collectively, the “Company”).  The Company and the Non-Competing Parties may sometimes be referred to in this Agreement as the “Parties,” or individually as a “Party.”

RECITALS:

           WHEREAS, the Company is in the business of providing security systems and associated products and services;

WHEREAS, the Noncompeting Parties are selling their interest in the Company to Concierge Technology, Inc. pursuant to that certain Stock Purchase Agreement, of even date herewith (the “Stock Purchase Agreement”);

           WHEREAS, in contemplation of, among other things, the closing under the Stock Purchase Agreement requires the execution of this Agreement providing for the Non-Competing Parties no longer participating in any business which competes with the Business, unless expressly set forth otherwise herein;

           WHEREAS, the Company and the Business have a potential North American presence (defined as the countries of Canada, the United States and Mexico) (“North America”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
Definitions.  In this Agreement, the following terms (in addition to any capitalized terms defined elsewhere in this Agreement) shall have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms:

“Affiliate” shall mean, with respect to any person or entity, (a) any other person or entity that controls, is controlled by, or is under common control with such person or entity, (b) any officer, director, manager, shareholder or member of such person or entity, and (c) any parent, sibling, descendant or spouse of such person or entity or of any of the persons or entities referred to in clauses (a) and (b) or anyone sharing a home with such person or entity or any of the persons or entities referred to in clauses (a) and (b).  For purposes of this definition, the term “control” of a person or entity shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business of providing security systems and associated products and services to end users. More specifically, the installation of hardware, including cameras, motion detectors, intrusion alarms, event triggers and other such devices meant to alert homeowners or business owners of specific events when they occur through interconnection to a monitoring service, whether or not such interconnection is provided by the Company. The term “Business” shall not include:  (a) the providing of canine services to detect the presence of narcotics in work places and in other facilities and contexts conducted through Lukbak Technologies, Inc. and (b)  the sale, directly or indirectly, by any Seller of imported hardware related to the security or alarm monitoring business to any end user, retailer, or wholesaler who sells to others (“Hardware Sale”), other than inside the province of Saskatchewan or inside a 100 mile radius of any area where Brigadier is actively engaged in business (“Restricted Hardware Area”); it being understood that any Hardware Sale into the Hardware Restricted Area without Brigadier’s prior written consent shall be prohibited Competition under this Agreement.

“Competition,” “compete” and any terms with correlative meaning shall mean to: directly or indirectly, own any interest in, manage, control, participate in, invest in, consult with, render services for, operate or in any manner engage in any business that operates in the Business anywhere in the North America, which the Parties stipulate as a reasonable geographic limitation given the Company’s existing and potential presence in the Business.

2.
Non-Compete Agreement. During the five year period (the “Restricted Period”) commencing on the initial payment of any amounts due under the Stock Purchase none of the Non-Competing Parties, nor any of their respective partners, joint venture participants,  nor any controlled Affiliate of any of the foregoing will, directly or indirectly, in any manner (whether on his, her or its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in North America (the “Applicable Area”), engage directly or indirectly in the Business or any business that competes with the Business, or own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any person or entity that is engaged in the Business or in any activity that competes directly or indirectly with the Business; provided however, that ownership, for passive investment purposes not intended to circumvent this Agreement, of less than 5% of the outstanding stock of any publicly traded corporation, and, shall not be deemed to be engaging in the Business solely by reason of such ownership.

3.
Acknowledgment. The Non-Competing Parties hereby acknowledge that the enforcement of the provisions of this Agreement may potentially interfere with their ability to pursue business opportunities, including, without limitation, with the expansion of the Business. The Non-Competing Parties recognize and agree that the enforcement of this Agreement is necessary to ensure the sale of Non-Competing Parties interest in the Company, including without limitation related trade secrets, goodwill, technology and processes.    Each of the Non-Competing Parties hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he, she or it has done so or, after careful reading and consideration, has chosen not to do so.

4.
Enforcement. Notwithstanding Section 10 of this Agreement (Severability), if at the time of enforcement of Section 2 of this Agreement or any other time, a court or arbitrator holds that the restrictions in this Agreement are unreasonable or to any extent invalid or overbroad under circumstances then existing or otherwise, the Parties agree that the maximum period, scope or geographical area reasonable, valid or enforceable under such circumstances or otherwise shall be substituted for the stated period, scope or area, and the covenants herein should be interpreted and enforced to the maximum extent that such court or arbitrator deems reasonable, valid or enforceable.  The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement, and any breach of the terms of Section 2 would result in irreparable injury and damage to the Company for which there would be no adequate remedy at law. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or, as applicable, its respective successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity.  In addition, in the event of an alleged breach or violation by a Non-Compete Party of Section 2 of this Agreement, the Restricted Period shall be tolled until such breach or violation has been duly cured. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Non-Competing Parties.

5.
Dispute Resolution. Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including proceedings based upon fraud) shall be brought or otherwise commenced exclusively in a Court of competent jurisdiction located in the Provence of Saskatchewan. Each Party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Courts of the Province of Saskatchewan including the appellate courts in the Province of Saskatchewan (“in connection with any such Proceeding; (ii) agrees that each court located in the Provence of Saskatchewan shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such proceeding commenced in any such court , any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Any Party to this Agreement may make service on any another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Agreement.

6.
WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

7.
Notices.  Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (1) in person, (2) by certified mail, postage prepaid, return receipt requested, (3) by electronic mail, or (4) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows, or to such other address as either Party may from time to time specify in writing to the other Party consistent with these notice provisions. All notices shall be effective on the date of delivery to the recipient.

If to Buyer:	Concierge Technologies, Inc. Attn: Nicholas Gerber 29115 Valley Center Rd. #K-206 Valley Center, CA 92082 Facsimile: 888-312-0124 E-mail: ngerber@conciergetechnology.net
with a copy to:	Horwitz + Armstrong A Professional Law Corporation Attn: Lawrence Horwitz 14 Orchard, Suite 200 Lake Forest, CA 92630 Facsimile: 949-540-6578 E-mail: lhorwitz@horwitzarmstrong.com
If to Seller:	Robert Freberg 116 Avenue H North Saskatoon, SK S7L 2B6 and to: Patrick Thompson 1032 University Drive Saskatoon SK S7N 0K3 and to: Lukbak Technologies Inc. 116 Avenue H North Saskatoon SK S7L 2B6

With a copy to:	Scott Phelps & Mason Attn: Kevin Scott 306 Ontario Ave. Saskatoon, SK S7K 2H5 Facsimile: 306-244-2420 E-mail: k.scott@spmlaw.ca

8.
Authority. Each of the Parties represents and warrants that he, she or it, as applicable, is competent to enter into this Agreement and has the full right, power and authority to enter into and perform the obligations under this Agreement, without the need for the consent of any other person or entity (including a spouse, if any, of such Party).

9.
Successors and Assigns; Amendments. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.  None of the Non-Competing Parties or Non-Competing Parties may assign any of his or its respective rights or obligations under this Agreement without the prior written consent of the Company.  This Agreement may be amended only by written agreement executed by all parties to this Agreement.

10.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  Further subject to Section 4 hereof, if any provision of this Agreement, or the application thereof, is invalid or unenforceable, (a) a suitable and equitable provision shall be substitute therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement shall not be affected by such invalidity or unenforceability.

11.
Waivers.  No waiver by any Party of any covenant, term, condition, or agreement contained herein shall be deemed or construed as a waiver of any other covenant, term, condition, or agreement, nor shall a waiver of any breach hereof be deemed to constitute a waiver of any subsequent breach, whether of the same or of a different provision in this Agreement.

12.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

13.	Headings. The captions and headings contained herein are solely for convenience of reference and shall not affect in any way the meaning or interpretation of this Agreement.

14.
Entire Agreement.  This Agreement, together with the recitals hereto, which are hereby incorporated in and an integral part of this Agreement, represents the entire agreement among the Parties relating to the subject matter hereof, superseding any and all contemporaneous and prior written or oral agreements and understandings with respect hereto (other than, for avoidance of doubt, the Stock Purchase Agreement).

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date and year first written above.

NON-COMPETING PARTIES

______________________________
Robert Freberg

______________________________
Pat Thompson

COMPANY

CONCIERGE TECHNOLOGY, INC.

By:____________________________
Title:_____________________

BRIGADIER SECURITY SYSTEMS (2000) LTD.

By:_____________________________
Title:______________________

Brigadier Security Systems (2000) Ltd.

SCHEDULE A

SELLER INFORMATION

Name and Address of Seller	Shares
Robert Freberg	250,000 Class F shares

Pat Thompson	347,218 Class F shares
269,999 Class H shares

Lukbak Technologies, Inc.	10,000 Class B shares

SCHEDULE B

SHARE ALLOCATION OF BUYER

Name and Address of Buyer	Percentage of Common Stock	Percentage of Preferred Stock
Concierge Technologies, Inc.	100% of 10,000 Class B shares of 10,000 Class B shares	100% of 597,218 Class F shares and 100% of 269,999 Class H shares